Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Annual Report of Pointe Medical Live Well group on Form S-1 (Amended) of our Report of Independent Registered Public Accounting Firm dated March 27, 2026, on the consolidated balance sheet of Pointe Medical Live Well group as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

March 27, 2026

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com